UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Apartment Investment and Management Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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 On January 5, 2026, Apartment Investment and Management Company (“Aimco”) issued the following press release.

Aimco Files Proxy Statement and Sets Date for Special Meeting of Stockholders to Approve Plan of Sale and Liquidation

01/05/2026

Highlights Significant Value Creation Through Orderly Sale of Remaining High-Quality Portfolio

DENVER, Jan. 5, 2026 /PRNewswire/ -- Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) today announced it has filed a definitive proxy statement (the “Definitive Proxy”) with the U.S. Securities and Exchange Commission (the “SEC”) related to a special stockholder meeting (the “Special Stockholder Meeting”) to approve the Company’s “Plan of Sale and Liquidation.”

As disclosed in the Definitive Proxy, the Special Stockholder Meeting will be held on February 6, 2026. Shareholders of record at the close of business on December 31, 2025, will be entitled to vote at the meeting. Other details of the Special Stockholder Meeting are included in the Definitive Proxy.

Following a comprehensive strategic review, Aimco’s Board of Directors concluded that the orderly sale of the Company’s remaining properties is most likely to maximize shareholder value as compared to other strategic alternatives currently available, or maintaining the status quo.

“Over its long history, Aimco acquired, constructed, renovated, and actively managed one of the nation’s largest portfolios of multifamily assets, and while doing so we have remained committed to delivering exceptional returns for our partners and shareholders,” said Aimco President and CEO Wes Powell.

In December 2025, Aimco closed on the $520 million sale of its Brickell Assemblage and currently has $620 million of additional assets under contract for sale. The Company is also in the process of actively marketing a significant portion of its remaining portfolio. Aimco intends to deliver net proceeds to shareholders, through a series of liquidating distributions, which are expected to total between $5.75 and $7.10 per share.

Additional Information and Where to Find It

This release relates to the proposed plan of sale and liquidation of Aimco and may be deemed to be solicitation material in respect of the Proposed Transaction. In connection with the Proposed Transaction, Aimco has filed a proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”). The Proxy Statement will be sent to all shareholders of Aimco. Aimco will also file other documents regarding the Proposed Transaction with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF AIMCO ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ALL OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and shareholders of Aimco may obtain copies of the Proxy Statement and other documents that are filed or will be filed by Aimco with the SEC, free of charge, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by Aimco with the SEC will also be available, free of charge, on Aimco’s website at investors.aimco.com or by contacting Aimco’s investor relations contact at investor@aimco.com.

Participants in the Solicitation

Aimco, certain of its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Aimco’s shareholders in connection with the Proposed Transaction. Information about Aimco’s directors and executive officers and their ownership of Aimco’s common stock is set forth in Aimco’s proxy statement for its Annual Meeting of Shareholders on Schedule 14A filed with the SEC on April 25, 2025. To the extent that holdings of Aimco’s securities have changed since the amounts reported in Aimco’s proxy statement, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the interests of those persons and other persons who may be deemed participants in the Proposed Transaction may be obtained by reading the Proxy Statement regarding the Proposed Transaction when it becomes available. You may obtain free copies of these documents using the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s),” “forecast(s),” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements, including those regarding the timing of asset sales and the timing and amount of capital expected to be returned to stockholders, are not guarantees of future performance, condition or results, and involve a number of known and unknown risks, uncertainties, and assumptions that may affect actual results or outcomes, including changes in market conditions, fluctuations in our stock price, our financial performance, regulatory changes, and general economic conditions. Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2024, as these filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no (and disclaims any) obligation to revise or update them to reflect future events or circumstances.

About Aimco

Aimco is a diversified real estate company primarily focused on value add and opportunistic investments, targeting the U.S. multifamily sector. Aimco’s mission is to make real estate investments where outcomes are enhanced through its human capital so that substantial value is created for investors, teammates, and the communities in which we operate. Aimco is traded on the New York Stock Exchange as AIV. For more information about Aimco, please visit its website www.aimco.com.